Exhibit 99.1

FOR IMMEDIATE RELEASE
April 29, 2020

THE EASTERN COMPANY REPORTS FIRST QUARTER 2020 RESULTS
NET SALES INCREASE 7% TO $65.3 MILLION; FIRST QUARTER 2020
EARNINGS GROW 84% TO $0.46 PER SHARE

NAUGATUCK, CT – April 29, 2020 - The Eastern Company (“Eastern”) (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving niche industrial markets, today announced the results of operations for the first quarter ended March 28, 2020 and its response to the current COVID-19 pandemic.

President and CEO August Vlak commented, “Sales in the first quarter of 2020 increased 7% compared to the first quarter of 2019, driven by the acquisition of Big 3 Precision in August 2019. The acquisition was an important step toward the achievement of our long-term vision of building a larger and stronger company with a more significant presence with key customers. Sales growth due to the inclusion of Big 3 Precision was partly offset by a decline in sales across nearly all businesses during the second half of March, which was precipitated by customer shutdowns and temporary closures of four of our facilities in response to the COVID-19 pandemic, as well as considerable weakness in mining,” added Mr. Vlak.

“Despite ongoing uncertainty across our end markets and the macro-environment, we believe that our businesses are well positioned and will prove to be resilient once economic activity rebounds” said Mr. Vlak.  As of April 29, all but two production facilities are operating and, at this time, the majority of our customers are expected to re-open as soon as May 4.  Our backlog remained robust at the end of the first quarter.  We are confident that the numerous actions that we have taken to control expenses position our businesses to withstand a significant and potentially more prolonged economic downturn.  Actions that we have taken to date include the suspension of all hiring of salaried positions, cessation of discretionary spending, temporary reduction in work hours, initiation of furloughs, cancellation of certain merit-based salary increases, and a limitation on capital spending to only critical maintenance, safety, and regulatory projects,” remarked Mr. Vlak.

Mr. Vlak continued, “Our balance sheet remains strong.  As of March 28, 2020, we have cash and cash equivalents of $16.5 million and an untapped $20 million revolver.  Our net leverage ratio is 2.58x, and our fixed charge coverage ratio is 2.58x, both of which comply with our bank covenants of 4.25x and 1.25x, respectively. We believe that our strong balance sheet and ample liquidity position Eastern well to successfully navigate the current challenging business environment.”

First Quarter 2020 Financial Results

Net sales in the first quarter of 2020 increased to $65.3 million from $60.9 million in the first quarter of 2019, primarily due to the acquisition of Big 3 Precision.  Sales in the Industrial Hardware segment grew by 23% to $47.2 million in the first quarter of 2020 from $38.4 million in the first quarter of 2019.  Excluding Big 3 Precision, sales in the first quarter of 2020 decreased by 11% compared to the same period in 2019, as sales growth in the specialty vehicle, military, and off-highway markets were not sufficient to offset the sales decline during the second half of March, when certain of our customers closed their operations to help stop the spread of COVID-19.  Sales in the Security Products segment fell by 16% in the first quarter of 2020 compared to the first quarter of 2019, primarily as a result of disruption in the supply chain related to extended closures of our facilities in China during the month of February 2020.  At this time, our facilities in China are meeting demand.  Sales in the Metal Products segment slipped by 27% in the first quarter of 2020 compared to the first quarter of 2019, as mining sales in the first quarter of 2020 were materially impacted by a decline in natural gas prices and a rapid deterioration in mining.

Net Income for the first quarter of 2020 increased by 84% to $2.9 million, or $0.46 per diluted share, from $1.6 million, or $0.25 per diluted share, in the first quarter of 2019.  Operating profit margin in the Industrial Hardware segment improved to 7.3% of sales in the first quarter 2020 from 3.3% of sales in the first quarter of 2019, largely a result of the avoidance of significant restructuring costs and a reduction in product development expenses.  While operating profit margin in the Security Products segment remained essentially flat at 6.6% of sales in the first quarter of 2020 compared to the first quarter of 2019, operating profit margin in the Metal Products segment deteriorated in the first quarter of 2020 compared to the first quarter of 2019 due to the lower absorption of fixed costs as a consequence of the sharp decline in sales.
Conference Call and Webcast
The Eastern Company will host a conference call to discuss its results for the first quarter of 2020 and other matters on Thursday, May 7th at 11:00 AM Eastern Time.  Participants can access the conference call by phone at (888) 669-0687 (toll free in US & Canada) or (862) 298-0702 (international).  Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/34516.
About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to niche markets, focusing on industries that offer long-term macroeconomic growth opportunities.  The Company operates across three reporting segments -- Industrial Hardware, Security Products and Metal Products -- from locations in the U.S., Canada, Mexico, U.K., Taiwan and China.  More information on the Company can be found at www.easterncompany.com.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words “may,” “will,” "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," “potential” and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to, the impact of the ongoing COVID-19 pandemic, including the impact of shutdowns and other restrictions imposed in response to COVID-19 on our supply chain and production and customer demand for our products, changing customer preferences, lack of success of new products, loss of customers, cybersecurity breaches, changes in competition in our markets, and increased prices for raw materials resulting from tariffs on imported goods or otherwise. There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission. We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts
The Eastern Company
August Vlak or John L. Sullivan III
203-729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended

	March 28, 2020	March 30, 2019
Net Sales	$ 65,325,617	$ 60,883,148

Net Income After Tax	2,895,817	1,570,960

Net Income Per Share:
Basic	$ 0.46	$ 0.25
Diluted	$ 0.46	$ 0.25

Weighted average
shares outstanding:
Basic	6,237,921	6,231,713
Diluted	6,241,052	6,264,829

Consolidated Balance Sheets (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	28-Mar-20	28-Dec-19

Cash and marketable securities	$16,532,035	$18,030,810
Accounts Receivable	39,873,177	37,941,900
Inventories	55,274,876	54,599,266
Other assets	3,955,872	4,343,507
Current Assets	115,635,960	114,915,483

Net property, plant and equipment	41,926,567	42,022,613

Other intangible assets	110,522,496	111,382,405
Right of use assets	11,852,653	12,342,475
Total Assets	$279,937,676	$280,662,976

Accounts payable	$22,629,076	$19,960,507
Accrued compensation	2,216,765	3,815,186
Other accrued expenses	3,797,178	2,967,961
Current portion of long-term debt	5,187,689	5,187,689
Current Liabilities	33,830,708	31,931,343

Deferred income tax	5,270,465	5,270,465
Other long-term liabilities	2,465,260	2,465,261
Lease liability	11,852,653	12,342,475
Long-term debt	92,356,121	93,577,544
Accrued postretirement benefits	1,001,509	1,007,146
Accrued pension costs	28,052,482	28,631,485

Shareholders' equity	105,108,478	105,437,257

Total Liabilities and Shareholders' equity	$279,937,676	$280,662,976